Exhibit 3.3
NRFC SUB-REIT CORP.
ARTICLES SUPPLEMENTARY
NRFC Sub-REIT Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by unanimous written consent dated April 30, 2008, classified and designated 500 shares (the “Shares”) of Preferred Stock (as defined in the Charter) as Series A Preferred Shares (as defined in the Charter), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Shares as set forth in the Charter.
SECOND: The additional Series A Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the additional Series A Preferred Shares set forth herein, the Corporation has authority to issue 625 Series A Preferred Shares.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its General Counsel, Secretary and Executive Vice President on this 9th day of May, 2008.

ATTEST:		NRFC SUB-REIT CORP.

By:	/s/ ALBERT TYLIS	By:	/s/ DAVID T. HAMAMOTO
	Albert Tylis		David T. Hamamoto
	General Counsel, Secretary and Executive Vice President		Chairman and Chief Executive Officer